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                                                  Exhibit 10.25.2

              CONTINGENT CAPACITY PURCHASE ADDENDUN
                             TO THE
      AGREEMENT FOR PURCHASE OF ELECTRIC OUTPUT (PHASE II)

          This ADDENDUM is made as of this l7th day of September, 1993, by and between Grays Ferry Cogeneration Partnership, a Partnership with offices located at 225 South Eighth Street, Philadelphia, Pennsylvania 19106 ("SELLER"), and Philadelphia Electric Company, a Pennsylvania corporation with offices located at 2301 Market Street, Philadelphia, Pennsylvania 19101 ("PECO").

                           BACKGROUND

          PECO is a regulated public utility engaged in, among other things, the generation, purchase, transmission, distribution and sale of electric power within the Commonwealth of Pennsylvania and the State of Maryland.

          SELLER intends to design, construct, own and operate an electric generation facility and certain a5sociated equipment located at 2600 Christian Street, Philadelphia, Pennsylvania
19146 ("FACILITY") of up to 119 MW in size which will be constructed as Phase II of the entire project.

          SELLER intends to design, construct, own and operate another electric generation facility and certain associated equipment also located at 2600 Christian Street, Philadelphia, Pennsylvania 19146 ("FACILITY"), which will be constructed as Phase I of the entire project, of up to 31 MW in size.

          PECO and SELLER entered into an Agreement for Purchase of Electric Output dated July 28, 1992, as amended and revised, regarding PECO's purchase of the net electric output from the FACILITY ("AGREEMENT").

          PECO and SELLER desire further to provide for the purchase by PECO, under certain circumstances, of electric capacity from the FACILITY through this Contingent Capacity
Purchase Addendum to the AGREEMENT ("ADDENDUM").

          NOW THEREFORE, in consideration of the mutual covenants set forth herein, the PARTIES, intending to be legally bound hereby, agree as follows:

                            ARTICLE I
                           DEFINITIONS

          1.1 Agreement Definitions. Terms, when used herein with capitalization, shall have the meaning specified in Article
I of the AGREEMENT, unless added or modified pursuant to Section
1.2 hereof.

          1.2 Definitions. The following terms, when used herein with capitalization, shall have the following meanings:

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ACTIVATION NOTICE means a~ written notice from PECO to SELLER that PECO elects to purchase some or all of the NOMINATED
CAPACITY of the FACILITY as described in Article III hereof.

          ADDENDUM means this Contingent Capacity Purchase
Addendum to the Agreement for Purchase of Electric Output
(Phase II).

          AVAILABLE CAPACITY means the NOMINATED CAPACITY of the FACILITY minus any outages or miscellaneous adjustments reported from time to time to PECO'S System Operations Group pursuant to
Article VI hereof.

          CALENDAR YEAR means any twelve month period beginning on the first day of January and ending on the last day of the subsequent December.

          CAPACITY CREDIT means the price per MW-day paid by PECO to SELLER for DESIGNATED CAPACITY under this ADDENDUM.

          DESIGNATED CAPACITY means the portion of NOMINATED
CAPACITY of the FACILITY which PECO elects to purchase from SELLER under Section 3,4 hereof.

          EFOR means the demand-based Equivalent Forced Outage Rate, calculated using data developed during the three (3) preceding CALENDAR YEARS, as. defined in the "GUS Reference Manual" issued by the PJM INTERCONNECTION and as revised from time to time.

          FACILITY EFOR means the EFOR of the FACILITY calculated with respect to the summer NOMINATED CAPACITY.

          GREEN BOOK means the PJM Interconnection's "Rules and
Procedures for Determination of Generating Capacity" as revised from time. to time.

          MW means megawatt.

          NOMINATED CAPACITY means the Facility's ability to provide power, expressed in MW, as determined under Article V hereof.

          PEAK SEASON means the weeks containing the 24th through 36th Wednesdays of a CALENDAR YEAR. Each such week shall begin on a Monday.

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          PECO EFOR means the weighted average EFOR for
generating units, exclusive of the FACILITY, for which PECO receives credit in meeting its installed capacity obligations under the PJM INTERCONNECTION AGREEMENT.

          PERFORMANCE STANDARD means the PECO EFOR calculated using plant data developed during the three (3) preceding
CALENDAR YEARS.

          PLANNING PERIOD means any twelve (12) month period beginning on the first day of June and ending on the last day of the subsequent May.

                           ARTICLE II
                     EFFECTIVE DATE AND TERM

          2.1 Effective Date. This ADDENDUM shall be effective as of the date first above written, subject to SELLER and PECO obtaining all necessary regulatory approvals for this ADDENDUM without change or condition, to which end the PARTIES agree to support this ADDENDUM in its original form.

          2.2 Term. This ADDENDUM shall have the same term as the AGREEMENT.

                           ARTICLE III
                            PURCHASES

          3.1 Availability. Throughout the term of this ADDENDUM., SELLER shall make available to PECO the NOMINATED
CAPACITY of the FACILITY, as determined in Article V hereof, for purchase by PECO exclusively.

          3.2 Conditions. PECO shall be obligated to tender an ACTIVATION NOTICE pursuant to Section 3.3 hereof when the following conditions are satisfied:
         (a) PECO delivers capacity or capacity and energy to an unaffiliated investor-owned, municipal, or cooperative utility under a contract with (i) an effective date after the effective date of this ADDENDUM and (ii) a term of ten (10) years or greater ("EXTERNAL SALE"), and
         (b) the amount of the EXTERNAL SALE exceeds the amount of capacity PECO can purchase under the contingent capacity purchase agreements listed in Appendix A of this ADDENDUM ("OTHER SOURCES").

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Additionally, PECO may at its sole discretion purchase NOMINATED
CAPACITY for any reason at any time.

          3,3 Activation. If the conditions of Section 3.2 hereof are satisfied or PECO otherwise desires to purchase some or all of the NOMINATED CAPACITY, then PECO shall tender to SELLER an ACTIVATION NOTICE specifying the commencement date, duration, amount of NOMINATED CAPACITY which PECO elects to purchase from SELLER as DESIGNATED CAPACITY and the initial value of the CREDIT described in Section 4.2 hereof. In no case shall the elected duration extend beyond the term of this ADDENDUM. In the event of an EXTERNAL SALE, the proposed DESIGNATED CAPACITY shall be the lesser of the NOMINATED CAPACITY of the FACILITY or the amount by which the EXTERNAL SALE exceeds OTHER SOURCES, and the duration shall, subject to the condition specified in the preceding sentence, be no less than that of the EXTERNAL SALE.
          (a) If tendered after the COMMERCIAL OPERATION DATE, the ACTIVATION NOTICE shall be deemed to be immediately accepted by SELLER for any proposed amount of DESIGNATED CAPACITY up to the NOMINATED
               CAPACITY then in operation, and shall initiate certain obligations of the SELLER contained in Sections 4.1, 4.2, 6.5 and 6.9 of this ADDENDUM.
          (b) If tendered before the COMMERCIAL OPERATION DATE, the ACTIVATION NOTICE then applies to NOMINATED
               CAPACITY which SELLER has not yet constructed or otherwise put in operation. Within ninety (90) days from receipt of such ACTIVATION NOTICE, SELLER shall notify PECO in writing whether it will or will not accept the ACTIVATION NOTICE, thereby committing to provide PECO all or part of the proposed DESIGNATED CAPACITY and by what date. Acceptance by SELLER of an ACTIVATION NOTICE shall initiate certain obligations of the SELLER contained in Sections 4.1, 4.2, 6.5 and 6.9 of this ADDENDUM.
          (c) If SELLER informs PECO it will provide NOMINATED CAPACITY beginning on a date after the date requested by PECO in the ACTIVATION NOTICE, then PECO may procure capacity from alternate sources for the period between the specified date and available date. If SELLER informs PECO it will not provide NOMINATED CAPACITY in the total amount specified in the ACTIVATION NOTICE, then PECO may procure capacity not provided by SELLER from alternate sources, and SELLER shall have no rights

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               to supply capacity for such purpose at any time
               in the future1 except at the sole discretion of PECO, the provisions of Section 3.2 notwithstanding.

          3.4  Purchases.  When (a) the conditions specified in
Section 3.2 hereof are satisfied,.(b) an ACTIVATION NOTICE is tendered and accepted per Section 3.3 hereof, and (c) SELLER otherwise complies with its obligations under this ADDENDUM, then the amount of NOMINATED CAPACITY accepted by SELLER according to
Section 3.3 hereof shall be DESIGNATED CAPACITY, which SELLER shall provide to PECO under the terms of this ADDENDUM. PECO may specify levels of DESIGNATED CAPACITY that vary over different time periods, but in no event shall DESIGNATED CAPACITY exceed NOMINATED CAPACITY. Pursuant to Section 3.3(b) hereof, SELLER and PECO may commit to a purchase of DESIGNATED CAPACITY in excess of NOMINATED CAPACITY at the time the commitment is made, but not exceeding the maximum NOMINATED CAPACITY according to
Section 5.1 hereof.

          3.5 Capacity Credit. PECO shall establish annually, at the beginning of a PLANNING PERIOD, a CAPACITY CREDIT for such PLANNING PERIOD in the following manner. Except as provided in
Section 6.5 hereof, the CAPACITY CREDIT shall be $179 per MW day for DESIGNATED CAPACITY received by PECO from the FACILITY less the product of:
          (a)  $178 per MW day;
          (b)  1.5; and
          (c)  the greater of:
               (i)  zero (0); or
               (ii) the most recently calculated FACILITY EFOR
                    less the PERFOLMANCE STANDARD.
               In no event shall the CAPACITY CREDIT be less than $0 or more than $178 per MW.

          3.6 Initial EFOR For any CALENDAR YEAR covering a period of time preceding the COMMERCIAL OPERATION DATE, the FACILITY EFOR shall be deemed to be ten percent (l0%) or the PECO EFOR for that CALENDAR YEAR, whichever is less. After the COMMERCIAL OPERATION DATE, the FACILITY EFOR shall be calculated according to the "GUS Reference Manual," using such deemed FACILITY EFOR together with actual FACILITY data until three (3) CALENDAR YEARS following the COMMERCIAL OPERATION DATE.

          3.7 PJM Acceptance. SELLER shall operate the FACILITY in accordance with PJ,M INTERCONNECTION requirements for operating capacity and installed capacity credit, including those rules

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specified in the GREEN BOOK.  PECO shall not b; obligated to purchase DESIGNATED CAPACITY or pay any CAPACITY CREDIT under this ADDENDUM if PECO is prohibited from using such DESIGNATED CAPACITY in meeting its installed capacity obligations under the PJM INTERCONNECTION AGREEMENT. If such use of DESIGNATED CAPACITY is limited1 PECO shall only be required to pay CAPACITY CREDIT for the portion of DESIGNATED CAPACITY which is deemed to satisfy PECO's installed capacity obligation under the PJM INTERCONNECTION AGREEMENT.

          3.8 Planning. PECO may, at its sole discretion, include the NOMINATED CAPACITY of the FACILITY in PECO's future planning. Such inclusion shall not obligate PECO to purchase any of said NOMINATED CAPACITY. Any purchase of NOMINATED CAPACITY by PECO from FACILITY after the term of this ADDENDUM shall be at prices, terms and conditions agreed upon by PECO and SELLER.

                           ARTICLE IV
                      DAMAGES AND SECURITY

          4.1 Liquidated Damages The PARTIES agree that after acceptance of an ACTIVATION NOTICE, if (A) SELLER defaults under the AGREEMENT, (B) the FACILITY fails to deliver energy and PECO does not reasonably expect the FACILITY to be able to resume or to begin deliveries of energy within three (3) years, or (C) the COMMERCIAL OPERATION DATE has not occurred within one (1) year after the date on which SELLER committed to supply DESIGNATED CAPACITY pursuant to Section 3.3(b) hereof, then SELLER shall pay liquidated damages to PECO in the amount of the product of:
          (a)  the greater of:
               (i) then DESIGNATED CAPACITY, or
               (ii) the maximum capacity SELLER agreed to supply
                   within the next three (3) years by accepting an ACTIVATION NOTICE,
          (b)  three (3),
          (c)  three hundred sixty-five (365), and
          (d)  the greater of:
               (i) zero (0), or
               (ii) the then-effective PJM INTERCONNECTION
                   capacity credit in S/MW-day calculated under
                   Schedule 4.01 of the PJK INTERCONNECTION
                   AGREEMENT less $178.
Notwithstanding any of the above, if the FACILITY returns to service and is able to deliver DESIGNATED CAPACITY in the manner set forth in this ADDENDUM within three (3) years, PECO shall repay a share of any liquidated damages received by PECO under

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this Section 4.1 or Section 4.2.  Such share shall be the amount of liquidated damages actually received by PECO in excess of the amount obtained by applying the method of this Section 4.1 to the actual duration and amount of DESIGNATED CAPACITY not available to PECO for purchase.

          4.2 Security. To guarantee SELLER's performance of its obligations under Section 4.1 hereof. SELLER shall provide a CREDIT within thirty (30) days of accepting an ACTIVATION NOTICE, in the amount designated by PECO in the ACTIVATION NOTICE. From which PECO shall be entitled to draw any sum due as liquidated damages under Section 4.1 hereof. The CREDIT shall be payable by an ISSUER in the City of Philadelphia on terms and conditions acceptable to PECO. PECO shall not unreasonably withhold approval of any ISSUER or CREDIT. The CREDIT shall be established and structured to permit PECO to make multiple demands for payment from the ISSUER, and shall require the ISSUER to honor on sight. in immediately available funds and without requiring PECO to submit documents to accompany PECO's draft or demand for payment, any written demand by PECO for payment. The CREDIT shall be reviewed at the end of each PLANNING PERIOD. PECO may designate a change at that time in the amount of the CREDIT1 which amount shall not exceed the then current amount of potential liquidated damages calculated under Section 4.1 hereof. Upon the failure of SELLER to provide such a CREDIT within ninety
(90) days after PECO designates a new CREDIT amount during the term of this ADDENDUM, PECO shall have the right to withhold payment to SELLER for DESIGNATED CAPACITY that SELLER delivers to PECO and to apply such amounts to an escrow account until the balance in the escrow account, when added to the amount. of the CREDIT established hereunder, equals the required CREDIT amount. Any amount remaining in such escrow account at the termination or expiration of this ADDENDUM upon which PECO has no claim under the terms of this ADDENDUM, shall be paid to SELLER with interest at the prime rate specified in Section 14.4(a) of the AGREEMENT.

          4.3  Additional Remedies   In addition to PECO's right
to liquidated damages provided in Sections 4.1 and 4.2 hereof, upon the occurrence of any of the events set forth in Section 4.1 hereof PECO shall have the further right to obtain capacity from alternate sources and to cease payments to SELLER under this ADDENDUM. If SELLER cures the event causing action under this
Section 4.3, SELLER shall be restored to its full privileges under this ADDENDUM.

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                            ARTICLE V
                            CAPACITY

          5.1 Nomination of Capacity. SELLER plans to construct a FACILITY expected to produce NET ELECTRIC OUTPUT of up to 119 MW with a COMMERCIAL OPERATION DATE of July 1, 1996. SELLER shall inform PECO of the status of and any changes to this plan. After the COMMERCIAL OPERATION DATE the NOMINATED CAPACITY of the FACILITY shall be 119 MW summer and 119 MW winter. The NOMINATED CAPACITY may be revised at any time by agreement of the PARTIES. Prior to the COMMERCIAL OPERATION DATED PECO shall not purchase any DESIGNATED CAPACITY from the FACILITY.

          5.2  Capacity Tests   SELLER shall conduct capacity
tests twice a year, once during the summer (June through August) and once during the winter (December through February) periods, in accordance with procedures specified by PECO. The procedures shall be based on and consistent with the GREEN BOOK. PECO shall have the right to require additional tests to meet specific PECO needs that are not required by the GREEN BOOK. PECO shall pay all costs incurred by the SELLER for such additional tests. PECO shall be the sole judge of the tests required.

          5.3  Test Results.  If any test performed pursuant to
Section 5.2 hereof demonstrates that the FACILITY cannot achieve the appropriate summer or winter NOMINATED CAPACITY set forth in
Section 5.1 hereof, a partial forced outage shall be recorded from the beginning of the relevant test period prescribed in
Section 5.2 hereof and continuing until the FACILITY satisfactorily proves the appropriate NOMINATED CAPACITY.

          5.4 Retest. If SELLER is dissatisfied with the result of a test described in Section 5.2, SELLER may request permission to conduct a retest within ten (10) days of being notified of the test result. PECO shall not unreasonably withhold permission for such a retest. The result of the retest shall be binding upon SELLER. If such retest is not performed within fourteen (14) days of PECO granting permission, then the result of the previous test shall be binding upon SELLER. The SELLER may request as many retests as the test period permits.

          5.5 Failure to Test. If SELLER fails to perform an acceptable test required by Section 5.2 hereof, PECO may at its sole discretion reduce the DESIGNATED CAPACITY of the FACILITY which PECO purchases for one year after the latest date upon

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which an acceptable test could have been performed, or until the
FACILITY completes an acceptable test.

          5.6 Information Requirements. SELLER shall, from time to time, provide PECO with any information regarding operation of the FACILITY required by PECO to fulfill its PJM INTERCONNECTION obligations or other operating needs, and shall endeavor to provide any historical information requested by PECO on intervals as short as a quarter hour. The information required includes but is not limited to:
               (a)  During a Test Period
                    (i)  Gross Generation
                    (ii) Auxiliary Loads
                    (iii)Process Electrical Loads
                    (iv) Net Generation to PECO
               (b)  During Normal Operation
                    (i)  Gross Generation
                    (ii) Auxiliary Loads
                    (iii)Net Generation to PECO
                    (iv) Fuel Consumption

                           ARTICLE VI
                OUTAGE COORDINATION AND REPORTING

          6.1 Redundancy. Certain sections of this ADDENDUM and this Article VI in particular require actions or information from the SELLER which are redundant to provisions of the AGREEMENT. Restating requirements here does not imply a need to take redundant actions or to provide redundant information, but is done to collect in one location all the actions and information required to implement the requirements of this ADDENDUM.

          6.2 Outage Coordination. SELLER shall coordinate all planned and maintenance outages with PECO.

          6.3 Outage Scheduling. Unless otherwise directed by PECO, SELLER shall periodically submit for PECO's approval, such approval not to be unreasonably withheld, its planned maintenance schedule conforming to Section 6.5 hereof, for the subsequent thirty-six (36) months of operation. SELLER shall revise its planned and maintenance outage dates upon PECO's request for such changes

          6.4 Operating Information. Except for forced outages which require the immediate removal of equipment from service to avoid either damage to equipment or risk to personnel or the


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public, SELLER shall coordinate daily operation of the FACILITY with PECO, as required by Section 592 hereof and good electrical system operating practice. This includes notifying PECO's System Operations Group of any change in operating capability or removal of equipment from service which results in full or partial reductions of FACILITY operating capability.

          6.5 Peak Season Outages. After accepting an ACTIVATION NOTICE, SELLER shall schedule planned outages so that no portion of any such planned outage shall occur during the PEAK SEASON, without the prior written consent of PECO. PECO shall not be obligated to approve requests for planned outages during such periods. PECO shall have the right, upon one (1) year's notice, to revise the months or days during which SELLER shall not schedule a planned outage. If the FACILITY is wholly or partially unavailable due to a planned or maintenance outage during the PEAK SEASON, PECO shall not be required to pay SELLER for any DESIGNATED CAPACITY purchased by PECO from the FACILITY during such an outage.

          6.6 Reporting. SELLER shall comply with all PECO and PJM INTERCONNECTION generating unit outage reporting requirements as revised from time to time. PECO will advise SELLER of such requirements and any changes. PECO shall have the right to audit FACILITY operating and maintenance logs upon twenty-four (24) hours notice.

          6.7 Forced Outage Reporting. SELLER shall notify PECO's System. Operations Group of the occurrence, nature and expected duration of any forced outage as soon as practical but not later than one (1) hour after the forced outage begins. SELLER shall thereafter promptly inform PECO1s System Operations Group of any change in the expected duration of the forced outage unless relieved of this obligation by PECO's System Operations Group for the duration of that forced outage.

          6.8 Monthly Outage Reporting. Within five (5) working days after the end of each month, SELLER shall report to PECO all full or partial planned, maintenance or forced outages and any miscellaneous adjustments that occurred during the preceding month. Data shall be presented according to the PJM INTERCONNECTION'S "Generating Unit Outage Data Reporting Instructions," as revised from time to time.

          6.9 Dispatch. SELLER shall, within thirty (30) minutes after notification by PECO, deliver energy to PECO at the

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AVAILABLE CAPACITY level, and shall continue to deliver energy at that level until released by PECO. Each such period, commencing thirty (30) minutes after such a notification and ending upon such a release by RECO, shall be known as a DISPATCH PERIOD. The scheduling of DISPATCH PERIODS shall be at the sole discretion of PECO, except that (A) a DISPATCH PERIOD shall not exceed sixteen
(16) hours in duration and (B) shall not schedule more than
twenty (20) DISPATCH PERIODS in a Calendar Year. After accepting an ACTIVATION NOTICE, if SELLER fails to attain and maintain the level of its AVAILABLE CAPACITY during any DISPATCH PERIOD, the payment under Section 7.1 for the month in which such failure occurs shall be reduced by:
               (a)  the CAPACITY CREDIT, multiplied by
               (b)  the number of days in that month, multiplied
                    by
               (c) the greatest UNDISPATCHED CAPACITY curing any DISPATCH PERIOD in that month. UNDISPATCHED CAPACITY means:
                    (i) AVAILABLE CAPACITY in effect at the time PECO notifies SELLER of a DISPATCH PERIOD, minus
                    (ii) the total amount of energy delivered
                         during that DISPATCH PERIOD divided by
                         the duration of the DISPATCH PERIOD.
In addition to such reduction in payments and regardless of whether or not SELLER has accepted an ACTIVATION NOTICE, SELLER shall record a forced outage for the difference between the AVAILABLE CAPACITY and the level of delivery actually attained. Such forced outage shall remain in effect until the FACILITY delivers energy at the AVAILABLE CAPACITY.

          6.10 Minimum Generation. During a LIGHT LOAD CONDITION, SELLER shall, upon notice from PECO, reduce FACILITY output during the LIGHT LOAD CONDITION to zero or such other level designated by PECO. If FACILITY output exceeds the level designated by PECO during any day or part thereof during the LIGHT LOAD CONDITION, the payment due SELLER under Section 7.1 hereof shall be reduced on a daily basis by the product of:
          (a)  $178 per MW; and
          (b)  the greater of:
               (i)  zero (0); or
               (ii) the average output of the FACILITY during the
                    output level designated by PECO under this
                    Section 6.10.

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          6.11 Waiver.  PECO may waive any of the testing or
reporting requirements under this Article VI by providing written notice to SELLER.

                           ARTICLE VII
                       BILLING AND PAYMENT

          7.1 Billing and Payment. Within 30 days of the end of each BILLING MONTH, PECO shall prepare a statement showing for each day in the BILLING MONTH at least:
          (a) the capacity purchased, being the DESIGNATED CAPACITY as adjusted by Sections 3.7 and 6.5 hereof;
          (b) the CAPACITY CREDIT as determined in Section 3.4 hereof; and
          (c)  the product of (a) and (b) above.
               With each such statement, PECO shall include payment in the sum of (c) above, less (i) the administrative charge specified in Section 7.2 hereof, (ii) any UNDISPATCHED CAPACITY charge specified in Section 6.9 hereof, and (iii) any minimum generation charge specified in Section
               6.10 hereof.

          7.2 Administrative Charge. PECO shall reduce its payments under this ADDENDUM by an administrative charge of $200 per month, which shall be updated and increased periodically by a percentage related to the annual percentage change in PECODS wages or regular and probationary employees. In the event the administrative charge is greater than the payment for DESIGNATED CAPACITY, SELLER shall be responsible for and pay to PECO the difference within thirty (30) days of the issuance of the billing statement. No administrative charge shall be assessed for months during which FECO purchases no DESIGNATED CAPACITY from SELLER.

          7.3 Late Charges. Interest on unpaid amounts shall accrue according to Section 14.4 of the AGREEMENT.

                          ARTICLE VIII
                    RELATIONSHIP TO AGREEMENT

          8.1 General. This ADDENDUM is an addition or supplement to the AGREEMENT and shall be governed by all the terms and conditions of the AGREEMENT, unless specifically provided otherwise in this ADDENDUM.

          8.2  Regulatory Approval.  The effectiveness of this
ADDENDUM is contingent upon the PUC allowing PECO to recover the

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costs incurred under the AGREEMENT pursuant to the COST RECOVERY
PETITION as specified in Section 2.2 of the AGREEMENT.

                           ARTICLE IX
                          MISCELLANEOUS

          9.1 Affiliated Interest. The effectiveness of this ADDENDUM is contingent upon the PUC approving an affiliated interest filing with respect to this ADDENDUM. PECO will submit such filing with the PUC within sixty (60) days of the effective date of this ADDENDUM with a request it be promptly approved.

          9.2 Non-Reliance. After the eighth anniversary of the effective date of this ADDENDUM, the SELLER may terminate this ADDENDUM without any further obligation to PECO by ninety (90) days written notice to PECO, if PECO has never tendered an ACTIVATION NOTICE to the SELLER.

          IN WITNESS WHEREOF, the PARTIES have ADDENDUM to be executed as of the day and year first above written.

PHILADELPIA ELECTRIC COMPANY

Attest: /s/                        By: /s/ William Smith III
                                           William R. Smith, III
            Secretary                      Vice President


GRAYS FERRY COGENERATION PARTNERSHIP:


Attest: /s/                        By: /s/ Robert A. Shinn
                                           Robert A. Shinn
                                           Vice President
                                           O'Brien (Schuylkill)
                                             Cogeneration, Inc.

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

                           Appendix A

              Contingent Capacity Purchase Addendum

                             To The

            Agreement For Purchase Of Electric Output

                              with

              Grays Ferry Cogeneration Partnership



1.   CCP Addendum dated as of September 17, 1993 between GFCP and
     PECO regarding Phase I, with a capacity of 31 MW.

2.   No Other Contracts.

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